Exhibit 10.3

PROMISSORY NOTE

Principal of $350,000

Dated May 6, 2015

FOR VALUE RECEIVED, JetPay Corporation, a Delaware corporation (“Maker”), promises to pay to C. Nicholas Antich and Carol A. Antich (“Payees”), the principal sum of Three Hundred Fifty Thousand Dollars ($350,000) in lawful money of the United States of America, on the terms and conditions described below.

1.          Principal. The principal balance of this Note shall be repayable $175,000 on May 6, 2016 and $175,000 on May 6, 2017. Payees agree that the Maker may prepay all or any portion of the principal balance of this Promissory Note (“the Note”), without notice or penalty.

2.          Interest. Interest shall accrue at a 4% annualized rate using a 365 day year on any unpaid principal balance and be payable quarterly at the end of each calendar quarter.

3.          Application of Payments. All payments shall be applied first to payment in full of any reasonable costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, then to the reduction of the unpaid principal balance of this Note.

4.          Events of Default. The following shall constitute Events of Default:

(a)          Failure to Make Required Payments. Failure by Maker to pay the principal payments of this Note within five (5) business days following the due dates of each principal payment.

(b)          Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under Title 11, United States Bankruptcy Code of 1978, as now constituted or hereafter amended (“the Federal Bankruptcy Code”), or any other applicable federal or state bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)          Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

5.          Remedies.

(a)          Upon the occurrence of an Event of Default specified in Section 4(a), Payee may, by written notice to Maker, declare this Note to be due and payable, whereupon the principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)          Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Payees.

6.          Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest and notice of protest with regard to the Note and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payees.

7.          Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payees, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payees with respect to the payment or other provisions of this Note, and agree that additional makers, endorsers, guarantors or sureties may become parties hereto without notice to them or affecting their liability hereunder.

8.          Assignment. Maker shall not assign its rights or delegate its obligations hereunder without the prior written consent of Payees. Payees may freely assign its rights or delegate its obligations without any consent whatsoever of Maker.

9.          Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted to be given to either party hereunder shall be in writing and shall be deemed given only if delivered to such party personally (including by recognized overnight courier), or sent to such party by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 9), or by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the party at its address set forth below:

If to Maker:

JetPay Corporation

1175 Lancaster Avenue, Suite 200

Berwyn, PA 19312

ATTN: Bipin Shah, Chief Executive Officer

If to Payees:

C. Nicholas Antich and Carol A. Antich

2165 Spyglass Hill

Center Valley PA 18034

or to such other address as either party may have specified in a notice duly given to the other party as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, telegraphed or mailed.

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10.          Governing Law and Venue. This Note is delivered in the Commonwealth of Pennsylvania and governed by Pennsylvania law (without giving effect to its laws of conflicts). The Maker agrees that any legal action or proceeding with respect to any of its obligations under this Note may be brought by the Payees in any state or federal court located in the Commonwealth of Pennsylvania, as the Payees in its sole discretion may elect. By the execution and delivery of this Note, the Maker submits to and accepts, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of those courts. The Maker waives any claim that the Commonwealth of Pennsylvania is not a convenient forum or the proper venue for any such suit, action or proceeding.

11.         Severability. Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed as of the day and year first above written.

JETPAY CORPORATION

By:	/s/ Bipin C. Shah
Name:	Bipin C. Shah
Title:	Chief Executive Officer

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